Exhibit 10.1

SUBLEASE

by and between

NOVABAY PHARMACEUTICALS, INC.,
a Delaware corporation,

as Sublandlord,

and

ZYMERGEN, INC.,
a Delaware corporation,

as Subtenant,

at

Suite 550, EmeryStation North Building, 5980 Horton Street, Emeryville, CA

SUBLEASE

THIS SUBLEASE (“Sublease”) is made as of July 11, 2016, by and between NOVABAY PHARMACEUTICALS, INC., a Delaware corporation (“Sublandlord”), and ZYMERGEN, INC., a Delaware corporation (the “Subtenant”) with reference to the following facts:

R E C I T A L S

A.     Sublandlord is the tenant under that certain Office Lease dated as of June 3, 2004, as amended by First Amendment dated June 22, 2004, by Second Amendment dated July 22, 2004, by Third Amendment dated March 25, 2005, by Fourth Amendment dated September 30, 2006, by Fifth Amendment dated November 20, 2007, by Sixth Amendment dated September 1, 2008, by Seventh Amendment whose effective date was March 1, 2012, and by Eighth Amendment dated April 10, 2013 (collectively, the “Lease”) with Emery Station Office II, LLC, a California limited liability company (“Landlord”), pursuant to which Sublandlord leases from Landlord and Landlord leases to Sublandlord certain office and laboratory space comprising approximately 16,465 rentable square feet (the “Master Premises”) located at EmeryStation North Building, 5980 Horton Street, Emeryville, CA (the “Project” or “Building”).

B.     Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the Master Premises incorporated herein by this reference (the “Sublease Premises”), upon the terms, covenants and conditions set forth in this Sublease and per the allowances for this Sublease provided in the Lease.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            CAPITALIZED TERMS. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease, unless expressly superseded by the terms of this Sublease.

2.             SUBLEASE.

(a)      Grant of Sublease. Pursuant to the express terms, covenants and conditions set forth in this Sublease, Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord, the Sublease Premises on an “as-is,” “where-is” basis, subject to the terms of Section 2(b) below.

(b)     Condition of Sublease Premises. Except as may expressly be set forth herein, no representations or warranties of any kind have been made by Sublandlord, or any party on behalf of Sublandlord, to Subtenant concerning the condition of the Sublease Premises, nor have any promises to alter or improve the Sublease Premises been made by Sublandlord or any party on behalf of Sublandlord. Subtenant is subleasing the Sublease Premises from Sublandlord after having had an opportunity to fully inspect the entire Sublease Premises and the right not to execute this Sublease if the results of said inspection were unacceptable. Subtenant hereby agrees that the term “as is”, as used in the previous subsection, means Subtenant is agreeing to sublease the Sublease Premises without warranty or representation as to the physical condition of the Sublease Premises and/or the compliance of same with building, fire, health and zoning codes and other applicable laws, ordinances and regulations. Sublandlord hereby expressly disclaims any and all warranties or representations set forth in the Lease that were made by Landlord to Sublandlord therein and any warranties or representations made to Subtenant, whether the same were made by any partner, officer, director, employee or agent of Sublandlord, whether oral or written, express or implied.

3.             TERM. The term of this Sublease (“Term”) shall commence on the earlier of (i) Sublandlord vacating the Sublease Premises entirely, currently estimated to be September 1, 2016, but in no case later than October 31, 2016. This sublease term shall expire on October 21, 2020 unless this Sublease is sooner terminated pursuant to any provision of this Sublease or the Lease.

4.             RENT.

(a)    Base Rent. The Monthly Base Rent due and payable for the entirety of the Subtenant’s Premises shall be $58,450.75. That Monthly Base Rent is calculated at $3.55 per rentable square feet multiplied against 16,465 rentable square feet. That Monthly Base Rent amount shall increase three percent (3%) upon the first anniversary of the Sublease commencement date and annually thereafter throughout the Sublease Term. Monthly detail of the rent is detailed in Exhibit A.

(b)     Rent Commencement. The rent commencement shall take place ninety (90) days from the Sublease commencement date.

(c)     Base Rent Abatement. In lieu of additional free rent in the initial portion of the Term, necessary to off-set construction costs, Subtenant shall receive base rental abatement later in the term in accordance with the following schedule: January 2018, July 2018, January 2019, and October 2020.

(d)     Operating Expenses. In addition to the base rent, Subtenant will be responsible for Sublandlord’s proportionate share of the Building’s operating expenses, utilities costs and tax expenses (collectively, the “Expenses”).

5.          SECURITY DEPOSIT. Three (3) month’s rent, based on the monthly rental amount during the 50th month of the term, September 2020: $197,580.

6.          USE.

(a)     General. The Sublease Premises shall be used for general office and laboratory use consistent with the provisions of the Lease and shall not be used or permitted to be used for any other purpose without the prior written consent of Sublandlord and Landlord, which consent shall not be unreasonably withheld by Sublandlord or Landlord, as the case may be.

(b)     Parking. Subtenant’s parking allocation will be pursuant to the Lease. Subtenant shall be entitled under the Sublease to use up to a total of sixty (60) unreserved parking stalls in the Terraces Garage at the Landlord’s quoted rates. Subtenant shall have the right to five (5) spaces of its total parking allotment be so-called “premium” spaces located in the parking garage in the ground level of the Building, for which Subtenant shall pay Landlord’s quoted rates for such premium spaces.

(c)     Signage. Subtenant, subject to Landlord’s approval, shall have the right to install Subtenant’s identity signage at the entrance to the Sublease Premises and to have its name on the Building’s directory board.

7.             LEASE.

(a)     As applied to this Sublease, the words “Landlord” and “Tenant” as used in the Lease shall be deemed to refer to Sublandlord and Subtenant hereunder, respectively, unless otherwise provided in the Lease and except where Landlord, Sublandlord or Subtenant, respectively, may solely possess unique rights and obligations under the Lease. Subtenant and this Sublease shall be subject in all respects to the terms of, and the rights of Landlord under the Lease. Subtenant acknowledges receipt of a true and correct copy of the Lease. Subtenant confirms that it has read the Lease and is familiar with the terms and provisions thereof. Except as otherwise expressly provided herein, the covenants, agreements, terms, provisions and conditions of the Lease insofar as they relate to the Sublease Premises and insofar as they are not inconsistent with the terms of this Sublease are made a part of and incorporated into this Sublease as if recited herein in full, and the rights and obligations of Landlord and the Tenant under the Lease shall be deemed the rights and obligations of Sublandlord and Subtenant respectively hereunder and shall be binding upon and inure to the benefit of Sublandlord and Subtenant respectively, (i) unless otherwise provided in the Lease and except where Landlord, Sublandlord or Subtenant, respectively, may solely possess unique rights and obligations under the Lease, and (ii) except that the time limits contained in the Lease for the giving of notices, making of demands, or performing of any act, condition or covenant on the part of Subtenant as tenant under the Lease or for the exercise by Sublandlord as landlord under the Lease of any right, remedy or option, are changed for the purposes of incorporation herein by shortening the same in each instance by two (2) business days so that in each instance Subtenant shall have two (2) business days less time to observe or perform under this Sublease than Sublandlord has as tenant under the Lease. As between the parties hereto only, in the event of a conflict between the terms of the Lease and the terms of this Sublease, the terms of this Sublease shall control only to the extent they are inconsistent with the terms of the Lease and their respective counterpart provisions in the Lease shall be excluded only to such extent; provided, however, that in no event shall any provisions of this Sublease control to the extent any inconsistencies between this Sublease and the Lease would represent a breach of material terms and conditions of the Lease or otherwise subject Subtenant to any direct or indirect liability.

(b)     Option to Renew. Pursuant to the Lease.

(c)     Sub-Sublet & Assignment. Pursuant to the Lease.

(d)    Subtenant Improvements. Subject to the terms of the Lease, Subtenant shall be allowed to go directly to Landlord for any and all approval of contemplated design and construction of the premises.

(e)     Building Warranty. Pursuant to the Lease.

8.             EXCLUDED LEASE PROVISIONS. Notwithstanding anything to the contrary herein, the following provisions of the Lease shall not apply to this Sublease: Sections 1.1, 2.2, 2.4, 2.5, 2.6, Articles 3, 4 and 5, Articles 13 and 22, Exhibits A and B, and the 4th, 5th, and 6th Amendments to the Lease.

9.             LANDLORD’S PERFORMANCE UNDER LEASE. Subtenant recognizes that Sublandlord, pursuant to its rights under the Lease, may not have the legal or contractual right to render certain of the services or to perform certain of the obligations required by Sublandlord by the terms of this Sublease, as set forth in Exhibit B hereto. Therefore, except as expressly set forth herein, Subtenant acknowledges and Sublandlord warrants and agrees that performance by Sublandlord of its obligations with respect to those items are subject to due performance by Landlord of its corresponding obligations under the Lease. Sublandlord shall not be liable to Subtenant for any default of Landlord under the Lease for any items that Landlord expressly is solely responsible for performing, whether under the Lease or in a separate writing. Subject to the foregoing, Subtenant shall not have any claim against Sublandlord by reason of Landlord’s failure or refusal to comply with any of the provisions of the Lease. Subtenant covenants and warrants that it fully understands and agrees to be subject to and bound by all of the covenants, agreements, terms, provisions and conditions of the Lease, except as modified herein. Furthermore, Subtenant further covenants not to take any action or do or perform any act or fail to perform any act which would result in the failure or breach of any of the covenants, agreements, terms, provisions or conditions of the Lease on the part of the “Tenant” thereunder. The foregoing notwithstanding, Sublandlord hereby covenants and agrees that it shall use all commercially reasonable efforts to (a) fulfill its remaining obligations under the Lease following the execution of this Sublease (e.g., meeting its obligations to timely pay rent to Landlord), (b) to render all services and perform all obligations to Subtenant it is legally and contractually able to perform under this Sublease and the Lease, and (c) timely coordinate and cooperate with Landlord in procuring for Subtenant services and the fulfillment of obligations under the Lease that only Landlord may legally or contractually perform.

10.           CONSENTS. All references in this Sublease to the consent or approval of Landlord and/or Sublandlord shall be deemed to mean the written consent or approval of Landlord and/or Sublandlord, as the case may be (unless otherwise provided in the Lease and except where Landlord, Sublandlord or Subtenant, respectively, may solely possess unique rights and obligations under the Lease for providing or receiving consent), on a form reasonably approved by Subtenant and no consent or approval of Landlord and/or Sublandlord, as the case may be, shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord and/or Sublandlord, as the case may be. If Sublandlord has determined to give its consent or approval, Sublandlord shall cooperate reasonably with Subtenant in endeavoring to obtain Landlord’s consent or approval upon and subject to the following terms and conditions: (1) Subtenant shall reimburse Sublandlord for any reasonable out-of-pocket costs incurred by Sublandlord in connection with seeking such consent or approval; (2) Sublandlord shall not be required to make any payments to Landlord or to enter into any agreements or to modify the Lease or this Sublease in order to obtain any such consent or approval; and (3) if Subtenant agrees or is otherwise obligated to make any payments to Sublandlord or Landlord in connection with such request for such consent or approval, Subtenant shall have made arrangements for such payments which are reasonably satisfactory to Sublandlord. Nothing contained in this Section 10 shall be deemed to (A) require Sublandlord to give any consent or approval because Landlord has given such consent or approval, or (B) require Subtenant to make additional payments to Sublandlord in order to obtain Sublandlord’s consent to a request otherwise approved, or to be approved, by Landlord.

11.           CONSENT OF LANDLORD. This Sublease shall not be effective until Landlord has signed and delivered to Sublandlord and Subtenant a consent to this Sublease (the “Consent”). Promptly following execution and delivery hereof, Sublandlord will submit this Sublease to Landlord for such consent. Subtenant agrees that it shall cooperate in good faith with Sublandlord and shall comply with any reasonable request made of Subtenant by Sublandlord or Landlord in connection with the procurement of the Consent. In the event, for any reason whatsoever, the Consent is not delivered to Sublandlord within forty-five (45) calendar days after Sublandlord’s request therefor from Landlord, Sublandlord may, in its sole discretion, cancel this Sublease by giving written notice to Subtenant before the Consent is actually delivered to Sublandlord. Subtenant shall reimburse Sublandlord on demand (or, at Sublandlord’s option, pay directly to Landlord) any processing charge or other charges from Landlord relating to this Sublease.

12.          NOTICES. Any and all notices, approvals or demands required or permitted under this Sublease shall be in writing, shall be served either personally, by United States certified mail, postage prepaid, return receipt requested or by reputable overnight carrier and, shall be deemed to have been given or made on the day on which it was received and shall be addressed to the parties at the addresses set forth below. Any party may, from time to time, by like notice, give notice of any change of address, and in such event, the address of such party shall be deemed to have been changed accordingly. The address for each party is:

If to Sublandlord:	NovaBay Pharmaceuticals, Inc.
Suite 550
5980 Horton Street
Emeryville, California 94608
Attn: CEO
With Copies to Legal Department

If to Subtenant:

Zymergen, Inc.
6121 Hollis St., Suite 700
Emeryville, CA 94608

13.           BROKERS. Subtenant’s broker is Newmark Cornish and Carey (“Subtenant’s Broker”) and Sublandlord’s broker is Kidder Matthews (“Sublandlord’s Broker” and collectively with Subtenant’s Broker, the “Brokers”). Sublandlord shall pay a leasing commission to the Brokers pursuant to a separate agreement. Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Lease other than Subtenant’s Broker and Sublandlord’s Broker and each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt, other than the above named brokers.

If Sublandlord fails to pay any amounts towards the Commissions on or before the date due as part of a Sublease, Sublandlord agrees that upon thirty (30) days written notice, Subtenant shall be allowed to pay those expenses and offset those costs against Base Rent, Operating Expenses and Taxes that would otherwise be due.

14.           INSURANCE.

(a)     Proceeds and Awards. Notwithstanding anything contained in the Lease to the contrary, as between Sublandlord and Subtenant only, all insurance proceeds (other than those proceeds paid out on insurance obtained by Subtenant) or condemnation awards claimed and received by Sublandlord under the Lease shall be deemed to be the property of Sublandlord.

(b)     Requirements. Subtenant shall comply with all of the insurance requirements and obligations of Sublandlord (applicable to the Sublease Premises) made known and verified to Subtenant in writing, as tenant under the Lease, and shall, whether required by the Lease or not, name Landlord and Sublandlord as additional insureds, as their interests may appear, on all policies of insurance required to be carried by Subtenant hereunder or thereunder.

15.          INDEMNITY. Subtenant hereby agrees to indemnify, protect, defend and hold Sublandlord, its shareholders, affiliates, assignees, transferees and successors and their respective employees, officers and/or agents, harmless from and against any and all claims, losses and damages including, without limitation, reasonable attorneys’ fees and disbursements, (a) which may at any time be asserted by (1) Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions or conditions contained in the Lease which by reason of the provisions of this Sublease Subtenant is obligated to perform, or (2) any person or entity by reason of Subtenant’s use and/or occupancy of the Sublease Premises, and (b) resulting from any failure by Subtenant to comply with the terms of this Sublease and the Lease, except to the extent any of the foregoing is caused by the gross negligence or willful misconduct of Sublandlord, its shareholders, affiliates, assignees, transferees and successors and their respective employees, officers and/or agents. The provisions of this Section 15 shall survive the expiration or earlier termination of the Lease and/or this Sublease.

16.          ASSIGNMENT AND SUBLETTING. Subtenant shall have no right to assign this Sublease or sublease all or any portion of the Sublease Premises without Sublandlord’s prior written consent, which consent may be withheld in Sublandlord’s sole discretion. In addition to Sublandlord’s consent, Subtenant must also have procured the written consent of Landlord to the extent required pursuant to the Lease.

17.           MISCELLANEOUS.

(a)     Severability. If any term or provision of this Sublease or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

(b)     Entire Agreement; Waiver. This Sublease contains the entire agreement between the parties hereto and shall be binding upon and inure to the benefit of their respective heirs, representatives, successors and permitted assigns. Any agreement hereinafter made shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment hereof, in whole or in part, unless such agreement is in writing and signed by the parties hereto.

(c)     Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this Sublease.

(d)     Attorneys’ Fees. In the event of the bringing of any action or suit by any party or parties hereto against another party or parties hereunder alleging a breach of any of the covenants, conditions, agreements or provisions of this Sublease, the prevailing party or parties shall recover all reasonable costs and expenses of suit including, without limitation, reasonable attorneys’ fees, consultants fees and fees of expert witnesses.

(e)     Choice of Law. This Sublease shall be governed by and construed in accordance with the laws of the State of California without regard to choice of law principles.

(f)     Power and Authority. Each of the persons executing this Sublease on behalf of Subtenant and Sublandlord respectively warrants and represent to the other that they have full power and authority to execute this Sublease and bind their respective parties hereto.

(g)     Counterparts. This Sublease may be executed in one or more counterparts, each of which shall be deemed original, and all of which together shall constitute one and the same instrument.

(h)     WAIVER OF JURY TRIAL. TO THE FULL EXTENT PERMITTED BY LAW, SUBTENANT AND SUBLANDLORD EACH HEREBY WAIVES ANY RIGHT THAT EITHER MAY HAVE TO TRIAL BY JURY IN ANY SUMMARY PROCEEDING OR OTHER ACTION OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, WITH THE RELATIONSHIP OF SUBLANDLORD TO SUBTENANT, OR WITH THE SUBLEASE PREMISES AND THE USE AND OCCUPANCY THEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease to be effective as of the day and year first above written.

SUBLANDLORD:

NOVABAY PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Mark M. Sieczkarek

Name: Mark M. Sieczkarek

Its: CEO

SUBTENANT:

ZYMERGEN, INC.,
a Delaware corporation

By:	/s/ Joshua Hoffman

Name: Joshua Hoffman

Its: CEO